Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Forms S-3 (No. 333-168038), Forms S-3D (Nos. 333-40211 and 333-130721) and Forms S-8 (Nos. 333-60089, 333-128278, and 333-109018) of Community Bank Shares of Indiana, Inc., of our report dated July 3, 2013, with respect to the statement of assets acquired and liabilities assumed by Your Community Bank (a wholly-owned subsidiary of Community Bank Shares of Indiana, Inc.) pursuant to the Purchase and Assumption Agreement dated April 19, 2013, as amended, in this Form 8-K/A.

Louisville, Kentucky

July 3, 2013